Exhibit 10.1

KEY EXECUTIVE

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Thomas Lawlor (“Employee”) and SeraCare Life Sciences, Inc, a California corporation, (“Company”), and is effective as of 12/13/04 (“Effective Date”).

RECITALS

WHEREAS, Employee will be employed by virtue of this Agreement, by the Company in various capacities including that of Global Chief Operating Officer. Through such experience Employee will acquire an extensive background in and knowledge of the Company’s business and the industry in which it is engaged.

WHEREAS, Employee desires employment with the Company and is willing to undertake such employment on those terms and conditions set forth below.

NOW, THEREFORE, in consideration of the recitals above and of the mutual promises and conditions in this Employment Agreement, it is agreed as follows:

1.	INCORPORATION OF RECITALS:

The parties hereto agree that the Recitals referenced, above are material terms of this Agreement and are incorporated herein by this reference.

2.	TERM OF EMPLOYMENT:

The Company hereby employs Employee, and Employee hereby accepts exclusive employment with the Company for the period beginning on December 13, 2004 and ending on December 13, 2005 (“Employment Period”), unless extended or earlier terminated as provided for herein. The Employment Period referenced herein shall be automatically renewed for successive one-year terms (unless earlier terminated as provided for herein) unless either party hereto notifies the other party in writing, not less than ninety 90) days prior to expiration of the Employment Period, of that party’s intent to not renew this Agreement.

3.	DUTIES OF EMPLOYEE:

(a) Employee shall be employed as Global Chief Operating Officer and shall perform such duties as may, from time to time, be assigned by the Company’s Chief Executive Officer (“CEO”), provided that such duties are reasonably consistent with Employee’s position of Global Chief Operating Officer. Employee will report to the CEO, and, as appropriate, the Company’s Board of Directors.

(b) Employee agrees that throughout the Employment Period he will remain loyal and devote his best efforts to the Company business and conscientiously perform all duties and obligations required of him by the terms of this Agreement. Employee agrees to devote his full business time and energies to Company. Employee agrees that during the Employment Period, he shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director or in any other individual or representative capacity, engage in any activity that is directly competitive with the goods and services provided by Company to its customers, provided that Employee shall not be prohibited from continuing as a shareholder in any entity in which he was a shareholder as of the Effective Date. Employee’s principal place of business shall be in Bridgewater, Massachusetts. Employee shall travel on Company business as the CEO reasonably determines to be appropriate.

(c) Employee shall disclose to the CEO or any member of the Board of Directors any material business opportunity which is presented to him by an entity or individual not affiliated with the Company and which relates to the business of the Company, its subsidiaries or parent.

4.	COMPENSATION OF EMPLOYEE:

(a)	Regular Salary:

As compensation for services rendered under this Agreement, the Company shall pay to Employee a salary at the rate of TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($250,000.00) per year payable every two weeks on Wednesdays, from which shall be deducted federal, state and if applicable, local income tax withholding, social security and other customary employee deductions in conformity with the payroll policies of the Company in effect from time to time. The statement of salary in annual terms does not affect or alter in any way the term of employment. The Company’s Compensation Committee shall review the Employee’s salary on at least on annual basis for possible increases and communicate with Employee as to the results of any such review.

(b)	Bonuses:

(i) The Company shall pay Employee a one-time sign-on bonus of FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00) payable at the beginning of Employee’s employment with the Company.

(ii) Employee shall be awarded an annual bonus, the amount of which shall be in the sole and absolute discretion of the Company’s Compensation Committee; provided Employee shall receive a bonus in the amount of no less than FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00) for work performed in fiscal year 2005 and each subsequent fiscal year he is employed by the Company. In determining the amount of such annual bonus above FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00), the Compensation Committee will consider, among other things, the Employee’s performance for the year and the Company’s financial performance for the year, with a maximum bonus potential of ONE HUNDRED TWENTY THOUSAND DOLLARS AND NO CENTS ($120,000.00) for fiscal year 2005.

(c)	Stock Options:

Employee shall be granted an option to purchase 160,000 shares of the Company’s common stock at the closing price on the first day Employee begins his employment with the Company under this Agreement. Employee’s stock options shall vest over three (3) years. The terms of any stock options acquired by Employee shall be governed by the Company’s Incentive Stock Option Agreement (the “Option Agreement”), attached hereto and incorporated herein as Exhibit 1.

(d)	Paid Time Off (“PTO”):

Employee shall earn PTO on a monthly basis. To earn PTO for a given month, Employee must have been paid or owed payment for a minimum of fifteen (15) days during that month. Employee will accrue PTO at a minimum rate of four (4) weeks of PTO per year throughout his employment with the Company, until such time as the Employee becomes entitled to accrue PTO at a greater rate in accordance with the Company’s PTO policies. Except as provided for herein, Employee’s entitlement to PTO shall be subject to the terms and conditions of the Company’s PTO policies which may be amended and changed in accordance with the Company’s normal business practices.

(e)	Reimbursement of Expenses:

Employee shall be reimbursed for any necessary tax deductible business expenditures incurred by Employee in the performance of Employee’s duties on behalf of the Company during the term of employment as permitted by the Company policies in effect from time to time.

(f)	Automotive-Related Expenses:

Employee shall receive a payment of at least ONE THOUSAND DOLLARS AND NO CENTS ($1,000.00) per month for use toward automotive-related expenses.

(g)	Medical Insurance:

Employee shall be entitled to the same medical and hospitalization insurance benefits as provided by the Company to its other employees and the insurance plan documents related thereto. To the extent the Company offers its key executives other medical and hospitalization insurance benefits, Employee shall be entitled to such benefits.

(h)	Holidays:

Employee shall be entitled to ten paid holidays per year as permitted by the Company’s policies in effect from time to time.

(i)	Legal Expenses Related to this Agreement:

The Company shall pay for all reasonable legal expenses Employee incurs in connection with the review and preparation of this Agreement. The Company shall make said payment within a reasonable period of time after receipt of invoices from Employee.

(j)	Miscellaneous Benefits:

Employee shall also be entitled to receive any other benefits for which Employee is eligible that are provided to other employees of the Company and which are not specifically referenced in this Agreement, such as dental insurance, life insurance, long term disability and participation in the Company’s 401(k) plan. Such benefits shall be subject to the terms and conditions of the applicable benefit plan documents which may be amended and changed in accordance with the Company’s normal business practices.

5.	CUSTOMER LISTS, TRADE SECRETS AND UNFAIR COMPETITION:

Employee acknowledges and agrees that the names and addresses of the Company’s customers and prospective customers (collectively referred to herein as “Customers” and defined herein as all customers that the Company sells or actively solicits to sell the goods and services provided by Company) and all other confidential information relating to those Customers, including but not limited to all information such as information on the profitability and/or profit margins of the Company, the Company’s Customer lists and potential leads Customer lists, any other information relating to the Company’s Customers that have been obtained or made known to Employee solely as the result of Employee performing his services for the Company, profitability of the Company, business plans, strategy plans, sales figures, sales reports, internal memoranda, inventions, software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes), information about the Company’s design technology and know how, formulae, manufacturing and/or design techniques, inventions (whether patentable or not), works of authorship, copyrighted software and/or other copyrighted materials created by or for the benefit of the Company, personnel policies, Company’s marketing methods and related data, Customer buying and selling habits and special needs, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information), marketing strategies, unique methods and procedures regarding pricing, bidding and advertising, the names of Company’s vendors and suppliers, information relating to costs, sales or services provided to the Company by such vendors and suppliers, the prices the Company obtains or has obtained for the Company’s products or services, compensation paid to the Company’s employees, and other terms of employment, information regarding the Company’s relations with its employees, information regarding other employees or agents of the Company, or any other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Company are provided in confidence and constitute Confidential Information/“Trade Secrets” (as defined in ALM GL ch. 266, § 30(4)) of the Company and that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information/Trade Secrets obtained by Employee during his employment with the Company constitutes unfair competition. Employee promises not to engage in any unfair competition with the Company.

6.	TERMINATION:

(a) This Agreement shall terminate upon the occurrence of any of the following events:

(i) Termination For Cause: The Company may terminate this Agreement immediately and without notice for “Cause.” “Cause” for the purpose of this Agreement shall include, but is not limited to: (a) participation in any fraud or act of dishonesty; (b) a material knowing violation of any statute or regulation enforced by the Securities Exchange Commission or failure to report and/or prevent such a violation; (c) theft; (d) a material violation of Company policy which causes a material detriment to the Company; (e) intentional material damage to any property of the Company; (f) indictment or conviction of a felony; (g) alcohol or drug abuse; (h) unethical business conduct; (i) material breach of this Agreement; (j) Employee becomes “permanently disabled or incapacitated” (the term, “permanently disabled or incapacitated” means any physical and/or mental ailment or condition that prevents the Employee from actively carrying out his duties hereunder for the Company for ninety (90) or more cumulative days during the term of this Agreement or sixty (60) or more consecutive days in any 365 day period during the term of this Agreement); (k) the written agreement of both the Company and Employee; and (1) the death of Employee. If this Agreement is terminated for “Cause” as herein defined, Employee shall not be entitled to severance payments set forth in paragraph 7.

(ii) Termination Without Cause: The Company and Employee agree that Employee’s employment with the Company as referenced in the provisions of this Agreement and all terms and conditions contained herein can be terminated by the Company or Employee at anytime without cause, subject to the provisions contained in paragraph. 7.

(iii) Change in Control: “Change in Control” shall mean the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of an aggregate of more than fifty-one percent (51%) of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under such Act) who beneficially owned less than the majority percentage (i.e., 50.001%) of the voting power of the Company’s outstanding voting securities on the date hereof; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquiror is (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity; (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company; or (c) any person whose acquisition of shares of voting securities is approved in advance by a majority of the Board of Directors or who is an affiliate, associate or shareholder of any shareholder of the Company as of the execution of this Agreement.

(iv) Termination for Good Reason; The Employee may terminate his employment for Good Reason as defined below. If Employee terminates his employment for Good Reason, Employee shall be entitled to the severance payments set forth in paragraph 7. For purposes of this Agreement, “Good Reason” shall mean: (a) any change in Employee’s principal work location to a location more than twenty (20) miles from his prior primary work location; (b) any material failure by the Company to provide Employee with the compensation set forth in Paragraph 4; and (c) any material breach of this Agreement by the Company.

(b) If Employee’s employment with the Company is terminated for any reason, Employee shall promptly deliver, without request, all documents and data pertaining to Employee’s employment and Confidential Information/Trade Secrets, whether prepared by Employee or otherwise, in Employee’s possession and/or control, and Employee shall not retain any written or other tangible material containing information concerning or disclosing any of the Company’s Confidential Information/Trade Secrets.

7.	SEVERANCE:

(a) If Employee is terminated by the Company for any reason other than “Cause” (as defined in paragraph 6(a)(i)) or a “Change in Control” (as defined in paragraph 6(a)(iii)), or Employee terminates his employment for “Good Reason” (as defined in paragraph 6(a)(iv)), the Company shall provide Employee with (i) the equivalent of one (1) year of his then current regular salary, less standard deductions and withholdings; (ii) any accrued but unpaid bonus the Company’s Compensation Committee has determined that Employee is eligible to receive as set forth in Paragraph 4(b)(ii), less standard deductions and withholdings (“Severance Pay”); and (iii) any unvested portion of any stock option shall immediately accelerate such that a number of shares in the Company’s common stock (in addition to that which had vested on the most recent prior vesting date) equal to the number of shares that would vest if vesting occurred on an even monthly basis during the year in which the termination of employment occurs shall be deemed vested, provided that Employee first executes and does not revoke a release substantially in the form attached hereto as Exhibit 2.

(b) If a “Change in Control” (as defined, in paragraph 6(a)(iii)) occurs, any unvested portion of any stock option shall immediately become fully vested and exercisable. In, addition, if following a Change in Control, (i) the Company fails to properly effectuate assumption of this Agreement by any successors or assigns of the Company; (ii) the Employee is not offered a similar position with similar benefits; and (iii) the Employee voluntarily resigns following a Change in Control, then the Company shall provide employee with (A) the equivalent of one hundred fifty percent (150%) of his then current regular salary, less standard deductions and withholdings; (B) any accrued but unpaid bonus the Company’s Compensation Committee has determined that Employee is eligible to receive as set forth in paragraph 4(b)(ii), provided that Employee first executes and does not revoke a release substantially in the form attached hereto as Exhibit 2.

8.	MISCELLANEOUS:

(a)	Authority of Company:

The Employee recognizes the authority of the CEO as his superior in all aspects of his relationships with the Company. For purposes of the normal conduct of business between the Company and the Employee, CEO or any other officer or director appointed by the Company is recognized as duly representing the Company.

(b)	Notices:

Any notices to be given hereunder by either party to the other may be effected by personal delivery or certified mail to the following addresses or at such other address as the parties shall designate from time to time by notice in writing in the manner provided hereunder:

The Company	1935 Avenida Del Oro, Suite F Oceanside, California 92056

Employee	66 Old North Trail Mansfield, Massachusetts 02048

(c)	Prior Obligations to Hemonetics:

Employee has represented to the Company that he is not precluded by any prior obligation to Hemonetics from being employed by the Company or performing his duties as the Global Chief Operating Officer on behalf of the Company. However, in the event that Hemonetics improperly asserts or improperly threatens to assert that Employee is precluded by prior obligations from being employed by the Company or performing his duties as the Global Chief Operating Officer on behalf of the Company, the Company agrees that it shall pay for Employee’s legal defense (by an attorney of the Company’s choosing) and indemnify Employee with respect to any liability related thereto.

(d)	Binding Agreement:

This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, executors and administrators, and the Company, and its successors and its assigns.

(e)	Entire Agreement:

This Agreement, including exhibits, constitutes the entire agreement between Employee and the Company and it supersedes any prior agreement, promise, representation, or statement written or otherwise between Employee and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Employee and the Chief Executive Officer of the Company. In the event of any inconsistency between this Agreement and the Company’s Option Agreement (attached as Exhibit 1), the terms of this Agreement shall govern.

(f)	Severable Agreement:

If any provision of this Agreement is held by a court or other agency of competent jurisdiction to be invalid, void, or unenforceable, then the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(g)	Applicable Law:

This Agreement shall be governed and construed in accordance with the laws of the State of California.

(h)	Waiver of Breach:

Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

(i)	Arbitration of Disputes:

Employee agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the employment context, including disputes arising out of this Agreement. Both the Company and Employee agree that any claim, dispute, and/or controversy that either Employee may have against the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or the Company may have against Employee shall be submitted to and determined exclusively by binding arbitration through and in accordance with the American Arbitration Association’s national rules for the resolution of employment disputes. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired State or Federal judge, or an otherwise qualified individual to whom the parties mutually agree. Employee understands and agrees to this binding arbitration provision, and both Employee and the Company give up their right to trial by jury of any claim Employee or the Company may have against each other.

The arbitration shall take place in San Diego County, California within a reasonable period of time following the date of the demand for arbitration.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed at                     , California, by:

EMPLOYEE:

DATED: 11/8/04	/s/ Thomas Lawlor
Thomas Lawlor

SeraCare Life Sciences, Inc., a California corporation

DATED: 11/8/04	By:	/s/ Michael F. Crowley
Michael F. Crowley
Chief Executive Officer

EXHIBIT 2

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between SeraCare Life Sciences, Inc., a California corporation (the “Company”), and Thomas Lawlor (“Employee”).

WHEREAS, the Company and Employee entered into a Key Executive Employment Agreement dated                     , 2004 (the “Employment Agreement”).

WHEREAS, the Company and Employee have determined that it is in their best interests for Employee to separate from his position with the Company;

WHEREAS, the Company wishes to provide Employee with certain benefits in consideration of Employee’s separation and the promises and covenants of Employee as contained herein, including the Employee’s agreement to release all claims against the Company;

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1. Separation. Employee’s separation from all positions he holds with the Company shall be effective on                     , 20    .

2. Consideration in the Event of Termination. In the event Employee is terminated by the Company for any reason other than “Cause” (as defined in Paragraph 6(a)(i) of the Employment Agreement) or a “Change in Control” (as defined in Paragraph 6(a)(iii) of the Employment Agreement), or Employee terminates his employment for “Good Reason” (as defined in Paragraph 6(a)(iv) of the Employment Agreement) the Company shall, provided that Employee does not revoke this Agreement as provided in Paragraph 7, on the eighth (8th) day following Employee’s execution of this Agreement, pay Employee an amount equal to one (1) year regular salary, which is equal to $                    , less all required and customary withholdings and deductions and any accrued but unpaid bonus the Company’s Compensation Committee has determined that Employee is eligible to receive as set forth in Paragraph 4(b)(ii) of the Employment Agreement, which is equal to $                    , less all required and customary withholdings and deductions. Said payment shall be made no sooner than the Effective Date (as defined below) and shall be made within ten (10) days thereafter. Furthermore, any unvested portion of any stock option shall immediately accelerate such that a number of shares in the Company’s common stock (in addition to that which had vested on the most recent prior vesting date) equal to the number of shares that would vest if vesting occurred on an even monthly basis during the year in which the termination of employment occurs shall be deemed vested. Employee acknowledges that he would not otherwise be entitled to the consideration set forth in this paragraph were it not for his covenants, promises, and releases set forth hereunder.

3. Consideration in the Event of a “Change in Control”. In the event that a “Change in Control” has occurred (as defined in Paragraph 6(a)(iii) of the Employment Agreement), and (i) the Company failed to properly effectuate assumption of this Agreement by any successors or assigns of the Company, (ii) the Employee was not offered a similar position with similar benefits and (iii) the Employee voluntarily resigned, the Company shall, provided that Employee does not revoke this Agreement as provided in Paragraph 7, on the eighth (8th) day following Employee’s execution of this Agreement, pay Employee an amount equal to one hundred fifty percent (150%) of one (1) year regular

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salary, which is equal to $                    , less all required and customary withholdings and deductions, and any accrued but unpaid bonus the Company’s Compensation Committee has determined that Employee is eligible to receive as set forth in Paragraph 4(b)(ii) of the Employment Agreement, which is equal to $                    , less all required and customary withholdings and deductions. Said payment shall be made no sooner than the Effective Date (as defined below) and shall be made within ten (10) days thereafter. Employee acknowledges that he would not otherwise be entitled to the consideration set forth in this paragraph were it not for his covenants, promises, and releases set forth hereunder. Furthermore, in the event that a Change in Control has occurred, any unvested portion of any stock option shall immediately become fully vested and exercisable.

4. No Amounts Owing. Employee acknowledges that he has received all wages and compensation due to him from Company and that Company shall owe Employee nothing further once Employee receives the consideration described in the preceding paragraph.

5. Release by Employee. Employee agrees for Employee, Employee’s heirs, executors, administrators, successors and assigns to forever release and discharge the Company and its subsidiaries, related companies, parents, successors and assigns, officers, directors, agents, attorneys, employees and former employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment by and termination from Company or any affiliate of Company. This total release includes, but is not limited to, all claims arising directly or indirectly from Employee’s employment with Company and the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any, state or local law; causes of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; any claims for violation of state statutes relating to discrimination, labor, disability, workers’ compensation, wage and hour, civil rights, family leave, and medical leave; and any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the California and Federal Family and Medical Leave Acts, Section 503 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, as amended, the Fair Labor Standards Act, and the Americans With Disabilities Act of 1990 or any other facts, transactions or occurrences relating to Employee’s employment with Company.

6. Waiver of Section 1542.

Employee hereby states that his intention in executing this Agreement is that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs released herein. Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:

Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

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7. Customer Lists, Trade Secrets and Unfair Competition. Employee acknowledges and agrees that the names and addresses of the Company’s customers and prospective customers (collectively referred to herein as “Customers” and defined herein as all customers that the Company sells or actively solicits to sell the goods and services provided by Company) and all other confidential information relating to those Customers, including but not limited to all information such as information on the profitability and/or profit margins of the Company, the Company’s Customer lists and potential leads Customer lists, any other information relating to the Company’s Customers that have been obtained or made known to Employee solely as the result of Employee performing his services for the Company, profitability of the Company, business plans, strategy plans, sales figures, sales reports, internal memoranda, inventions, software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes), information about the Company’s design technology and know how, formulas, manufacturing and/or design techniques, inventions (whether patentable or not), works of authorship, copyrighted software and/or other copyrighted materials created by or for the benefit of the Company, personnel policies, Company’s marketing methods and related data, Customer buying and selling habits and special needs, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information), marketing strategies, unique methods and procedures regarding pricing, bidding and advertising, the names of Company’s vendors and suppliers, information relating to costs, sales or services provided to the Company by such vendors and suppliers, the prices the Company obtains or has obtained for the Company’s products or services, compensation paid to the Company’s employees, and other terms of employment, information regarding the Company’s relations with its employees, information regarding other employees or agents of the Company, or any other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Company are provided in confidence and constitute Confidential Information/“Trade Secrets” (as defined in ALM GL ch. 266, § 30(4)) of the Company and that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information/Trade Secrets obtained by Employee during his employment with the Company constitutes unfair competition. Employee promises not to engage in any unfair competition with the Company.

8. Newly Discovered Facts. Employee hereby acknowledges that he may hereafter discover facts different from or in addition to those that he now knows or believed to be true when he expressly agreed to assume the risk of the possible discovery of additional facts, and he agrees that this Agreement will be and remain effective regardless of such additional or different facts. Employee expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

9. Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act

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of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that; (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has at least twenty-one (21) days to consider this Agreement (although he may by his own choice execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving the Company formal, written notice of Employee’s revocation of this Release, to the CEO of the Company, to be received by the Company by the close of business on the seventh day following Empl

10. Company Property. Employee hereby represents and warrants that on or before the Effective Date of this Agreement, he will return to the Company all Company property and documents in his possession including, but not limited to, Confidential Information/Trade Secrets, Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.

11. Confidentiality. The parties agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to his immediate family, and Employee and the Company may make such disclosure to their respective professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom will be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law.

12. Waiver of Future Employment. Employee understands that his employment with the Company has terminated; he waives any rights to future employment; and he agrees that he will never again apply for or seek employment with the Company or any subsidiary or affiliate of the Company. Employee agrees that should he apply for employment with the Company or any subsidiary or affiliate, then the Company and/or its affiliates shall have cause to deny his application for employment without recourse.

13. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

14. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and

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inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

15. Construction. This Agreement shall not be construed in favor of one party or against the other.

16. Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

17. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

18. Governing Law and Jurisdiction. This Agreement shall be interpreted under the law of the State of California, both as to interpretation and performance.

19. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

21. No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.

22. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:	________________________		SeraCare Life Sciences, Inc. a California corporation

By:

Name:

Dated:	________________________		Thomas Lawlor

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